Exhibit 10.17

01.03.2022

The Board of Directors

HR Entertainment Ltd.

1st Floor, Columbus Centre

P.O Box 2283, Road Town

Tortola

British Virgin Islands

PRIVATE & CONFIDENTIAL

Attn: The Directors

Dear Sir/Madam,

The purpose of this letter is to set out the basis on which Ellmount Entertainement Ltd. (hereinafter “ELLMOUNT”) are to provide professional services to HR Entertainment Ltd. (Registration No. 2072266) of 1st Floor, Columbus Centre, P.O Box 2283, Road Town, Tortola, British Virgin Islands (hereinafter the “Client”) in connection with the carrying on of the Clients’ business. (hereinafter the “Matter”).

Upon agreement, this letter will remain effective until it is replaced. Kindly confirm your agreement to this letter and the attached terms and conditions by signing and returning the enclosed copy. Should you wish to discuss its contents further before replying, please contact us at your earliest convenience.

1.	Scope of the Engagement

1.1	The scope of our engagement includes but is not limited to:

(i)	Provision of Customer Relationship Management Services

(ii)	Provision of Product UX & UI Conceptualisation and Design

(iii)	Provision of Project Delivery Services

(iv)	Provision of Business Intelligence Services including ongoing analytics

(v)	Provision of Product Management Services

(vi)	Provision of VIP Customer Services

(vii)	Provision of Accounting and Bookkeeping Services

(viii)	Provision of Performance Marketing Services

(ix)	Provision of Payment Product Consultancy

1.2	Any other work falling outside the scope of this engagement will be dealt with in a separate engagement letter and will be subject to terms and conditions as may be agreed by the parties.

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1.3	This engagement shall be deemed to have come into force on 1st March 2022 (the “Commencement Date”) and all advice and assistance provided by ELLMOUNT to the Client with respect to the Matter from the Commencement Date shall be deemed to be covered by the provisions of this Letter of Engagement.

1.4	We reserve the right to decline any instructions that could place or will result in ELLMOUNT being in a position of conflict of interest with other present and/or past clients and undertake to inform the Client of any such conflict when it/they may arise.

1.5	This engagement is subject to the satisfactory completion of our due diligence and know-your- client requirements.

2.	Fees

2.1	In consideration for the provision of the Services by ELLMOUNT in accordance with the terms of this Agreement, the Client shall pay to ELLMOUNT the fees stipulated as per below:

Management:	EUR 280 / hour
Product Operations & Management:	EUR 140 / hour
CRM Coordination:	EUR 70 / hour
VIP Support:	EUR 80 / hour
Digital Community Management:	EUR 130 / hour
Product Operations Support:	EUR 90 / hour
Payment Product:	EUR 140 / hour
Design & UX:	EUR 100 / hour
Product Tech:	EUR 130 / hour

2.2	All fees set out herein are exclusive of VAT.

3.	Disbursements and Expenses

3.1	The fees which are payable for our services are exclusive of all disbursements and out-of-pocket expenses, non-legal services, travel and accommodation costs, translation costs and applicable VAT, which shall also be paid by the Client.

4.	Authority to Instruct

4.1	We are retained by the Client in this matter. Our legal professional relationship is solely with the Client, and no other person is entitled to rely on the advice given or work done by us in the Matter. In order to fulfil our legal obligations concerning the identity of clients, we may require copies of personal identification and, where applicable, copies of corporate documents, including details of shareholders and directors.

4.2	We will take instructions from the those persons who shall be indicated to us by the Client in writing.

4.3	The persons referred to Clause 5.2 above shall be deemed to be duly authorised to provide all instructions and authorisations in connection with this brief. You further agree to indemnify us and hold us harmless against any claims that may be made against us in respect of any instructions that shall have been received from any of such persons.

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5.	Confidentiality

5.1	While we will of course keep matters relating to our work for you confidential wherever possible, there are circumstances in which there is or may be a legal obligation on ELLMOUNT to disclose matters and/or documents relating to those matters. In particular, there are requirements which may result in ELLMOUNT needing to disclose matters relating to the work we are doing for you to any competent authority or body which we are required to make any such disclosure to in terms of law.

7.	Termination

7.1	Without prejudice to any right for damages according to law, ELLMOUNT shall be entitled to withdraw from acting for you and to terminate this engagement with immediate effect in any of the following events:

(1)	Your failure to pay the required deposit (or such further deposits as requested from time to time) and/or our bills when due;

(2)	Where you are in material breach of the obligations pertinent to you in terms of this engagement.

(3)	Non-receipt of instructions in a full and timely manner so as to enable proper conduct of our work in connection with the Matter;

(4)	Continued representation of you raises a professional difficulty.

7.2	We will also be entitled to terminate this service agreement without assigning any reason but only upon giving you one-week advance notice of our intention to terminate.

7.3	The Client may terminate this engagement in writing at any time.

7.4	In any event where this engagement is terminated for any reason whatsoever, we will require you to pay our charges and expenses up to and including the date of such termination.

8.	Communication and timeliness

8.1	Client shall provide ELLMOUNT with all the company’s system architecture and other information and documentation, as necessary and requested, and in a timely and practical manner, so as to enable ELLMOUNT to perform its services in a reasonable manner in view of deadlines.

Communications will be made via e-mail, while documentation that is required for submission with official authorities would be required in signed original (not scan) copy, by post or courier.

At all times, Client’s co-operation and assistance may be required to provide any necessary ad hoc documentation, in order to meet the various obligations and requests received from authorities and auditors.

10.	Standard Terms and Conditions

10.1	We are also attaching our standard terms and conditions which will apply to our engagement save as modified hereby.

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11.	Nature of Letter

11.1	This letter, together the attached standard terms and conditions, contains the entire understanding and agreement between the parties with respect to the subject-matter hereof and supercedes any previous agreement or arrangement in connection therewith. It may only be modified by an instrument in writing signed by the duly authorised representative of each of the parties.

12.	General

12.1	We would be grateful if you would formally confirm your acceptance of the terms and conditions set out in this letter by signing and returning the enclosed copy. Pending receipt of your acceptance we shall provide the services referred to herein in accordance with and subject to the terms of this letter. Kindly let us know as soon as possible if there are any issues which you would like to raise with us.

We are very pleased to have the opportunity to work with you, and hope that we can build an excellent working relationship with you.

Yours faithfully,

Ellmount Entertainment Ltd.

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Director

Having read this letter and also the underlying Standard Terms and Conditions, we accept the same and engage the services of ELLMOUNT Ltd on these terms.

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Maricel Vai

Director

HR Entertainment Ltd.

STANDARD TERMS AND CONDITIONS

The following terms and conditions shall apply in respect of any service that we provide. You are invited to consider these terms and conditions carefully and to raise any queries you may have as soon as possible.

Scope of Engagement

The scope of our engagement shall be limited to those matters in respect of which we have accepted instructions to act. The content of this letter shall be final and conclusive evidence of the scope of our engagement. Any advice we give is limited to Spanish law.

Notwithstanding that we may have already accepted your instructions to act in relation to any matter or matters we shall be entitled to cease acting forthwith where your instructions may involve us in a breach of any applicable law or code of conduct or may otherwise constitute a risk to our reputation.

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Fees and Billing Arrangements

Professional fees are charged by us based on the time that we spend dealing with the Matter. The time spent on the Matter will include but shall not be limited to:

●	meetings and/or telephone calls with you and with other necessary parties;

●	time spent travelling on business relating to the Matter;

●	time spent considering, preparing and working on documents;

●	time spent researching the law; and

●	time spent on correspondence.

In certain cases, we may agree to alternative fee arrangements in which case you will be notified accordingly in writing.

Payments on account of anticipated fees and/or disbursements may be requested.

Estimates

Any estimate of the total of our fees shall only serve as a guide on the basis of the information known to us at the time and may not be regarded as a definite quotation unless agreed otherwise in writing. We will endeavour to revise any estimate given as soon as practicable if it becomes clear that the level of charge is likely to vary substantially.

Terms of Payment

Unless otherwise agreed, invoices are payable within fifteen (15) days of the date of issue. In the event of non-payment within fifteen (15) days as aforesaid, we reserve the right to charge interest at the maximum rate allowed by law from time to time and we shall be entitled not to carry out any further work for you on any matter until the outstanding amounts have been paid.

Disbursements

Disbursements which shall include but not be limited to search fees, photocopying, mobile and telephone calls and fax charges, couriers, travelling, and other out of pocket expenses incurred on your behalf will be payable by you and may be invoiced at the time they are incurred. In certain cases we may ask for a sum on account of these expenses from you before they are incurred.

If a third party is appointed with your consent on your Matter, we may be liable to the third party for its fees. In such event, in addition to your obligation to indemnify us, we will normally require you to make an additional deposit that is sufficient to cover the anticipated third party’s fees.

Our files remain our property at all times. If you wish to transfer your work to other professional advisors, we shall copy such of the files relating to your work as you request (at your expense) and release the copy file(s) when all our charges have been paid.

We own the intellectual property, including but not limited to copyright, in any work we create and this intellectual property will not be transferred to you although you have our licence to use our work for the purposes for which it was created. We have the right to be identified as the authors of the work and to object to any misuse of it.

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It is our normal practice to destroy our correspondence files, draft documents and other papers six years after a file is closed. Unless you tell us otherwise, we shall assume that you are content with this and the following arrangements. In certain cases, we may maintain files for up to ten years. It is our policy that at the end of each transaction or piece of work the file is archived and retained in archive for safe keeping either at the office or off-site. The retrieval of documents from archived files will be undertaken either from scanned versions of a document or retrieval of paper documents held in archive, at a charge.

Liability for Fees and Disbursements

Notwithstanding that another person or party has agreed to pay all or any of your costs and expenses, or that any such costs or expenses may be or are anticipated to be recoverable from litigation or from your insurers, the responsibility to meet our fees and disbursements in a timely fashion remains yours regardless of any arrangements with or rights against other parties.

Termination of Engagement

If work that we have undertaken for you does not proceed to a conclusion or if you withdraw your instructions we will charge for all work done up to the point the matter proves abortive or your instructions are withdrawn (as the case may be) together with all disbursements paid on your behalf.

Client Relationship

Upon your confirmation that you agree to these terms and conditions we will treat you as our client and will continue to do so for as long as we act on your behalf. We reserve the right not to carry out any work for you on any matter until these terms and conditions have been agreed to. We would also like to point out that even if we have already undertaken work on any matter prior to your formal confirmation of these terms and conditions, we shall be entitled at any time not to carry out any further work for you until the said terms and conditions have been agreed to in writing.

In the performance of our duties we agree to act with the skill, care and diligence reasonably to be expected of a professional person providing comparable services in respect of matters similar in size, scope and complexity to those matters in respect of which we have accepted instructions to act. Furthermore, we agree to comply from time to time with any reasonable request you may have for information concerning the engagement.

You agree that by acting on your behalf we will not be precluded from acting on behalf of other clients, even if with similar or competing commercial objects.

Confidentiality

We shall be bound by professional secrecy according to law and shall be under a duty to keep secret your affairs that are reasonably to be considered as confidential unless you permit disclosure or otherwise waive confidentiality. However, in certain exceptional cases, for instance, where we are required to disclose confidential information in terms of law, or where such disclosure is essential to defend ourselves or to pursue our rights in any proceedings, the duty of professional secrecy shall not apply and you hereby agree that we shall not be under any duty of confidentiality in such circumstances.

Authority

Where instructions are received on behalf of a corporate client we shall be entitled to rely on the instructions of any officer or member of senior management of such client unless otherwise notified in writing. Where instructions are received by joint parties, we shall be entitled to rely on the instructions of any one of such parties unless otherwise notified in writing.

Where instructions have been received from advisors that are retained by you or who habitually act on your behalf, we shall be entitled to rely on such instructions and shall not be required to seek direct confirmation from you in respect of any such instructions.

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Communication

Communications with you may be conducted by telephone, post, courier service, facsimile, or electronic transmission (including e-mail) or by any other means that we may consider appropriate from time to time. This notwithstanding and, in order to avoid misunderstanding, we may request that oral instructions be confirmed in writing. We shall not accept any liability for any loss arising by reason of failure of any communication (howsoever transmitted or dispatched) to reach its intended destination, or for any interference or interception made of any communication in transit.

No Reliance by Third Parties

All information and advice of whatever nature given to you by us is for your sole use and shall not be published, disclosed, or made available to third parties without our prior consent in writing. We accept no responsibility in respect of any act or omission by any third party placing reliance on the advice or services we provide to you.

Furthermore, you agree not to refer to us or to our advice in any public document or communication without our prior consent in writing.

Potential Conflicts of Interest

As we act for a wide variety of clients around the world, it is possible that we may act for another client in another matter that may be adverse to you, if we have not represented you in that same matter or a substantially related matter.

It is also possible that we may have represented and may from time to time hereafter represent other persons or entities with whom your interests are adverse, in matters that are not substantially related to the current engagement.

For the purpose of determining whether a conflict of interest exists, you agree that we are only representing you and not your shareholders, subsidiaries or related companies, unless you instruct us otherwise in writing.

No guarantee

While we will exercise reasonable care and skill in all matters undertaken by us, we do not guarantee any particular outcome for this engagement. Our professional fees and your obligation to pay for them in full are not dependent or contingent upon the business or commercial outcome of your Matter.

Liability

We shall not be liable for any matter falling outside the scope of our engagement and we shall not have any liability to you for any losses, claims, damages, charges, or otherwise, except to the extent that such loss, claim, charge, damage or liability has resulted as a direct consequence of our fraud, wilful default or gross negligence.

Furthermore, except in the case of fraud or wilful misconduct and unless otherwise excluded in terms hereof, the aggregate liability of ELLMOUNT and/or it directors, employees and its personnel appointed as officers or trustees of the Client and/or the Client’s subsidiary/ies or any of them (together referred to as the “ELLMOUNT”) in respect of any matter falling within the scope of our engagement (whether such claim is in contract, tort, breach of fiduciary duty or otherwise, including any interest thereon), shall be limited to the total of fees charged over the year preceding the claim under the relevant engagement letter.

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In no case will we have any liability for any indirect or consequential loss or loss of anticipated profit or other benefit. Furthermore, and without prejudice to the above, no recourse can be taken against any individual directors, agents or employees of ELLMOUNT.

For the purposes of this sub-section, the terms “damages” and “losses” shall mean the aggregate of all losses or damages (including interest thereon, if any) and costs suffered or incurred by the Client in connection with the services rendered, including as a result of breach of contract, breach of statutory duty, tort (including negligence), fault or other act or omission by ELLMOUNT but excluding any such losses, damages or costs in respect of liabilities which cannot lawfully be limited or excluded.

If we and another party are liable to you in respect of any loss or damages, our liability will not increase by reason of any limitation of liability that you have agreed with that party, or your inability to recover from that party (e.g. because of its insolvency), beyond what it would have been if no such limitation been agreed and if that other party had paid its share in full.

Our services are for your benefit and may not be used or relied upon by anyone else without our prior written consent. Nor can we accept liability for the acts or omissions of any third party we may instruct on your behalf or for the default of any financial institution with whom we deposit money on your behalf.

The Client shall at all times hereinafter indemnify and keep indemnified ELLMOUNT, its directors, employees, and its personnel appointed as officers or trustees of the Client and/or the Client’s subsidiary/ies, against all actions, suits, proceedings, claims, demands, costs, fines, expenses and liabilities whatsoever which may arise or occur or be taken, commenced, made or sought from or against ELLMOUNT or such other persons in connection with or arising from the services provided by ELLMOUNT or such person/s save for any fraudulent or grossly negligent act or omission on the part of ELLMOUNT or such persons.

ELLMOUNT shall not incur any liabilities for any failure to comply wholly or partially with any instruction or request and shall not be responsible for any non-receipt thereof or any errors or ambiguity therein.

We reserve any right we may have to vary these Terms and Conditions without our having to seek the consent of our employees. This engagement is, limited to this paragraph, being signed also in the name and on behalf of ELLMOUNT’s directors, employees, and its personnel appointed as consultants. In order to limit the personal liability and exposure to litigation of ELLMOUNT, the Client agrees not to bring any claim for damages resulting from or in relation to our services against any of such persons personally.

This paragraph shall survive any termination of the Client’s engagement of ELLMOUNT.

Directors, Associates and Employees

Save where the context requires otherwise, any references in these terms and conditions to the terminology “us”, “we” and comparable terminology is to be construed to mean and include any of ELLMOUNT’s directors, employees, and its personnel appointed as officers or trustees of the Client and/or the Client’s subsidiary/ies.

For the purposes of this engagement you will be assisted by those of our directors and employees as we may consider appropriate having regard to the skills necessary to perform those services in respect of which we have accepted instructions to act. We agree to comply from time to time with any reasonable request you may have for information concerning the directors, and/or employees assigned to this assignment.

Applicable Law and Arbitration

These terms and conditions and any other terms and conditions of our engagement as may be agreed shall be governed and construed in accordance with the laws of Spain.

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Miscellaneous

If any of the provisions contained in the letter of engagement or these standard terms and conditions or in any other terms and conditions regulating our engagement shall be found by any court, arbitration panel or administrative body of competent jurisdiction to be invalid or unenforceable in whole or in part, the letter of engagement and these standard terms and conditions shall continue to be valid as to the other clauses thereof and such nullity or unenforceability shall not, in the most ample of manners, affect the applicability and enforceability of the remainder of the letter of engagement or these standard terms and conditions.

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